VITESSE SEMICONDUCTOR CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31, 2015	September 30, 2014
	(in thousands, except par value)
ASSETS
Current assets:
Cash	$25,642	$71,903
Accounts receivable	9,008	10,850
Inventories	16,144	12,792
Restricted cash	1,609	794
Prepaid expenses and other current assets	1,242	1,047
Total current assets	53,645	97,386
Property, plant and equipment, net	2,619	2,858
Other intangible assets, net	1,992	1,476
Other assets	1,538	3,104
	$59,794	$104,824

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,817	$6,814
Accrued expenses and other current liabilities	8,433	12,472
Current portion of debt, net	—	32,727
Deferred revenue	2,712	4,902
Total current liabilities	19,962	56,915
Other long-term liabilities	253	234
Long-term debt, net	16,601	16,417
Total liabilities	36,816	73,566
Commitments and contingencies, See note 10
Stockholders’ equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value: 250,000 shares authorized; 69,298 and 67,703 shares outstanding at March 31, 2015 and September 30, 2014, respectively	693	677
Additional paid-in-capital	1,928,393	1,924,984
Accumulated deficit	(1,906,108)	(1,894,403)
Total stockholders’ equity	22,978	31,258
	$59,794	$104,824

See accompanying notes to unaudited consolidated financial statements.

VITESSE SEMICONDUCTOR CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
	(in thousands, except per share data)
Net revenues:
Product revenues	$19,325	$24,869	$43,294	$49,732
Intellectual property revenues	1,550	723	2,336	2,943
Net revenues	20,875	25,592	45,630	52,675
Costs and expenses:
Cost of product revenues	8,319	10,979	18,372	21,655
Engineering, research and development	10,477	10,896	21,814	21,575
Selling, general and administrative	7,947	8,005	15,362	15,859
Amortization of intangible assets	109	91	209	179
Costs and expenses	26,852	29,971	55,757	59,268
Loss from operations	(5,977)	(4,379)	(10,127)	(6,593)
Other expense:
Interest expense, net	473	1,492	1,291	3,196
Loss on extinguishment of debt	—	—	—	1,594
Other, net	1	32	29	93
Other expense, net	474	1,524	1,320	4,883
Loss before income tax expense (benefit)	(6,451)	(5,903)	(11,447)	(11,476)
Income tax expense (benefit)	213	(72)	258	(274)
Net loss	$(6,664)	$(5,831)	$(11,705)	$(11,202)

Net loss per common share - basic and diluted	$(0.10)	$(0.10)	$(0.17)	$(0.19)
Weighted average common shares outstanding - basic and diluted	68,885	58,327	68,424	57,965

See accompanying notes to unaudited consolidated financial statements.

VITESSE SEMICONDUCTOR CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
	(in thousands)
Balance at September 30, 2014	67,703	$677	$1,924,984	$(1,894,403)	$31,258
Net loss	—	—	—	(11,705)	(11,705)
Compensation expense related to stock options, awards and employee stock purchase plan	—	—	3,445	—	3,445
Issuance of common stock upon exercise of stock options	118	1	374	—	375
Issuance of shares under employee stock purchase plan	469	5	1,167	—	1,172
Release of restricted stock units	1,415	14	(14)	—	—
Repurchase and retirement of restricted stock units for payroll taxes	(407)	(4)	(1,563)	—	(1,567)
Balance at March 31, 2015	69,298	$693	$1,928,393	$(1,906,108)	$22,978

See accompanying notes to unaudited consolidated financial statements.

VITESSE SEMICONDUCTOR CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended March 31,
	2015	2014
	(in thousands)
Cash flows used in operating activities:
Net loss	$(11,705)	$(11,202)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,044	1,008
Stock-based compensation	3,445	2,880
Gain on disposal of assets	(14)	(159)
Loss on extinguishment of debt, net	—	1,594
Amortization of debt issuance costs	17	98
Amortization of debt discounts	300	936
Accretion of debt premiums	—	(15)
Change in operating assets and liabilities:
Accounts receivable	1,842	(114)
Inventories	(3,352)	(655)
Prepaids and other assets	(148)	(569)
Accounts payable	2,054	312
Accrued expenses and other current liabilities	(4,288)	9
Deferred revenue	(2,190)	1,314
Net cash used in operating activities	(12,995)	(4,563)

Cash flows used in investing activities:
Capital expenditures	(597)	(1,054)
Proceeds from sale of fixed assets	14	183
Payments under licensing agreements	(456)	(87)
Net cash used in investing activities	(1,039)	(958)

Cash flows used in financing activities:
Proceeds from the exercise of stock options and issuances of shares under the employee stock purchase plan	1,547	956
Repayment of convertible subordinated debentures	(32,843)	(14,606)
Consent fee on amendment of credit agreement	—	(308)
Release of cash previously restricted under credit agreement	687	—
Repurchase and retirement of restricted stock units for payroll taxes	(1,567)	(1,242)
Other	(51)	59
Net cash used in financing activities	(32,227)	(15,141)

Net decrease in cash	(46,261)	(20,662)
Cash at beginning of period	71,903	68,863
Cash at end of period	$25,642	$48,201

Supplemental cash flow information:
Cash paid during the period for:
Interest	$2,316	$2,769
Income taxes	269	39
Non-cash investing and financing activities:
Licensing agreement obligation incurred but not paid	424	424

See accompanying notes to unaudited consolidated financial statements.

VITESSE SEMICONDUCTOR CORPORATION
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND SIX MONTHS ENDED MARCH 31, 2015 AND 2014

NOTE 1-THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES
Description of Business
Vitesse Semiconductor Corporation (“Vitesse,” the “Company,” “us,” “we” or “our”) is a leading supplier of high-performance integrated circuits (“ICs”), associated application and protocol software, and integrated turnkey systems solutions used primarily by manufacturers of networking systems for Carrier, Enterprise and Industrial Internet of Things (“IoT”) networking applications. With these solutions, we enable networking industries to transition from legacy networks to standards-based, ubiquitous ‘Ethernet Everywhere’ networking, starting from Enterprise networks and Carrier networks, and now penetrating Industrial-IoT networks.
Vitesse was incorporated in the state of Delaware in 1987. Our headquarters are located at 4721 Calle Carga, Camarillo, California, and our phone number is (805) 388-3700. Our stock trades on the NASDAQ Global Market under the ticker symbol VTSS.
Recent Developments and Subsequent Event
On March 17, 2015, the Company entered into an Agreement and Plan of Merger by and among the Company, Microsemi Corporation, a Delaware corporation (“Microsemi”), and LLIU100 Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Microsemi, pursuant to which Microsemi acquired the Company on April 28, 2015.
Fiscal Year
Our fiscal year is October 1 through September 30.
Basis of Presentation
The interim unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Securities and Exchange Commission (“SEC”) Form 10-Q and Article 10 of SEC Regulation S-X. They do not include all of the information and footnotes required by GAAP for complete financial statements. The September 30, 2014 balance sheet data was derived from audited consolidated financial statements, but does not include all disclosures required for annual periods. Therefore, these financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended September 30, 2014, included in our Annual Report on Form 10-K filed with the SEC on December 4, 2014.
The consolidated financial statements included herein are unaudited. However, they contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to present fairly our consolidated financial position, the consolidated results of our operations and the consolidated cash flows and the changes in our stockholders’ equity. The results of operations for the three and six months ended March 31, 2015 are not necessarily indicative of the results to be expected for future quarters or the full year.
Use of Estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the consolidated financial statements. Management regularly evaluates estimates and assumptions related to revenue recognition, allowances for doubtful accounts, warranty reserves, inventory valuation reserves, stock-based compensation, purchased intangible asset valuations and useful lives, asset retirement obligations, and deferred income tax asset valuation allowances. These estimates and assumptions are based on current facts, historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The actual results we experience may differ materially and adversely from our original estimates. To the extent there are material differences between the estimates and the actual results, our future results of operations will be affected.

Table of Contents

Risks and Uncertainties
Our future results of operations involve a number of risks and uncertainties. Factors that could affect our business or future results and cause actual results to vary materially from historical results include, but are not limited to, the highly cyclical nature of the semiconductor industry; our high fixed costs; declines in average selling prices; decisions by our IC manufacturer customers to curtail outsourcing; our substantial indebtedness; our ability to fund liquidity needs; our failure to maintain an effective system of internal controls; product return and liability risks; the absence of significant backlog in our business; our dependence on international operations and sales; proposed changes to United States tax laws; that our management information systems may prove inadequate; our ability to attract and retain qualified employees; difficulties consolidating and evolving our operational capabilities; our dependence on materials and equipment suppliers; our loss of customers; adverse tax consequences; the development of new proprietary technology and the enforcement of intellectual property rights by or against us; the complexity of packaging and test processes in our industry; competition; our need to comply with existing and future environmental regulations; and fire, flood or other calamity affecting us or others with whom we do business.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP. The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are currently evaluating the impact of our pending adoption of ASU 2014-09 on our consolidated financial statements and have not yet determined the method by which we will adopt the standard in fiscal year 2018.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This standard sets forth management’s responsibility to evaluate, each reporting period, whether there is substantial doubt about our ability to continue as a going concern, and if so, to provide related footnote disclosures. The standard is effective for annual reporting periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. We are currently evaluating this new standard and after adoption, we will incorporate this guidance in our assessment of going concern.
NOTE 2-COMPUTATION OF NET LOSS PER SHARE
For the three and six months ended March 31, 2015 and 2014, we recorded a net loss. As such, all outstanding potential common shares were excluded from the diluted earnings per share computation.
The following potentially dilutive common shares are excluded from the computation of net loss per share.

	Outstanding as of March 31,
	2015	2014
	(in thousands)
Outstanding stock options	3,298	3,014
Outstanding restricted stock units	3,234	2,393
Employee Stock Purchase Plan shares	383	310
2014 Debentures	—	7,298
Term B Loan	—	1,887
Total potential common shares excluded from calculation	6,915	14,902

NOTE 3-INVENTORIES

	March 31, 2015	September 30, 2014
	(in thousands)
Raw materials	$1,054	$1,840
Work-in-process	6,413	4,503
Finished goods	8,677	6,449
Total inventories	$16,144	$12,792
NOTE 4-DEBT

	March 31, 2015	September 30, 2014
	(in thousands)
Term A and B Loans, bearing interest at 9.0%, interest payable quarterly in arrears, due August 2016	$16,601	$16,417
2014 Debentures, convertible, 8.0% fixed-rate notes, repaid in October 2014	—	32,727
Total debt, net	$16,601	$49,144
Additional information about our debt is as follows:

	Term A Loan	Term B Loan	Total
	(in thousands)
Principal	$7,857	$9,342	$17,199
Unamortized debt discount	(51)	(547)	(598)
Carrying value	$7,806	$8,795	$16,601

Annual effective interest rate	9.5%	13.5%
Our long-term debt is comprised of our Term A Loan and our Term B Loan, which we collectively refer to as our “Term A and B Loans”, due in August 2016.
We have the right to optionally prepay the Term A and B Loans in whole or in part, at any time and from time to time, subject to the payment of a prepayment fee. The prepayment fee is 3% for prepayments made on or after October 30, 2014 but prior to October 30, 2015, and 2% for prepayment made on or after October 30, 2015. Upon the occurrence of certain change in control events, the holders of the Term A and B Loans may require us to redeem all or a portion of the loans at 100% of the principal amount plus accrued and unpaid interest. Except for required repurchases upon a change in control or in the event of certain asset sales, as described in the applicable credit agreements, we are not required to make any sinking fund or redemption payments with respect to this debt.
The credit agreement for the Term A and B Loans provide for customary restrictions and limitations on our ability to incur indebtedness and liens on property, make restricted payments or investments, enter into mergers or consolidations, conduct asset sales, pay dividends or distributions and enter into specified transactions and activities, and also contain other customary default provisions. Additionally, we are required to maintain an unrestricted cash balance of $8.0 million and achieve minimum quarterly revenues of $10.0 million. We were in compliance with all covenants as of March 31, 2015. The Term A and B Loans are collateralized by substantially all of our assets.
In November 2013, we paid the holders of the Term A and B Loans a consent fee of $0.3 million and we repurchased $13.7 million principal amount of our convertible subordinated debentures (“2014 Debentures”) at 107% of the principal amount thereof plus accrued interest. We recorded a loss on extinguishment of debt of $1.6 million due to the repurchase during the three months ended December 31, 2013.

NOTE 5-FAIR VALUE MEASUREMENTS
We measure the fair value of our Term A and B Loans, which are carried at amortized cost, on a quarterly basis for disclosure purposes. We use a discounted cash flow based model to estimate the fair value of these financial instruments. We estimate the fair value of the Term A and B Loans is determined using Level 3 inputs. As of September 30, 2014, our estimate was based primarily on the comparability of their terms to the terms we could obtain for similar instruments in the current market and the key unobservable input utilized in the model included a discount rate of approximately 4.5%. As of March 31, 2015, the estimated fair value fair value was based on the principal outstanding as of March 31, 2015 plus a 3% premium, as the outstanding loans were repaid on April 28, 2015, in conjunction with the acquisition of the Company, at a 3% premium.
The estimated fair values of our financial instruments are as follows:

	March 31, 2015		September 30, 2014
	Carrying value	Fair value	Carrying value	Fair value
	(in thousands)
Term A Loan	$7,806	$8,093	$7,791	$8,755
Term B Loan	8,795	9,622	8,626	10,245
2014 Debentures	—	—	32,727	33,040
NOTE 6-STOCKHOLDERS’ EQUITY
Authorized Capital Stock
We are authorized to issue up to 250 million shares of common stock, par value $0.01, per share, of which 11.4 million and 2.5 million shares of common stock have been reserved for issuance under our stock compensation plans and Employee Stock Purchase Plan (“ESPP”), respectively, as of March 31, 2015.
NOTE 7-STOCK BASED COMPENSATION
Stock Options
We have in effect one stock incentive plan, the 2015 Incentive Plan (the “Plan”), under which non-qualified stock options and restricted stock units have been granted to employees and non-employee directors. Under the Plan, we have 4.9 million shares available for future grant as of March 31, 2015. The Plan permits the grant of stock options, stock appreciation rights, stock awards, performance awards, restricted stock and stock units, and other stock and cash-based awards. The Plan uses a “fungible share” concept, pursuant to which shares that are subject to appreciation awards (such as stock options and stock appreciation rights) are counted against the Plan share limit on a 1-for-1 basis for every such share subject to appreciation awards, and shares that are subject to full value awards (such as awards of stock, restricted stock and restricted stock units) are counted against the Plan share limit at a ratio of 1.65 shares for every share subject to the full value award.
Compensation cost related to our Plan and ESPP is as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
	(in thousands)
Cost of revenues	$177	$225	$407	$409
Engineering, research and development	603	585	1,274	1,070
Selling, general and administrative	834	805	1,764	1,401
Total stock-based compensation expense	$1,614	$1,615	$3,445	$2,880
As of March 31, 2015, there was $12.5 million of unrecognized stock-based compensation expense related to non-vested stock options, restricted stock units and our ESPP. The weighted average period over which the unearned stock-based compensation for stock options and restricted stock units expected to be recognized is approximately 2.4 years and 2.3 years, respectively. An estimated forfeiture rate of 4.2% has been applied to all unvested time-based options and restricted stock outstanding as of March 31, 2015.

Activity in stock option awards is as follows:

	Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in thousands)
Options outstanding, September 30, 2014	2,940	$7.46	7.00	$2,059
Granted	625	4.15
Exercised	(118)	3.18		210
Cancelled or expired	(149)	53.95
Options outstanding, March 31, 2015	3,298	$4.88	7.43	$5,970
Options exercisable, March 31, 2015	1,775	$6.35	5.98	$2,706
This intrinsic value represents the excess of the fair market value of our common stock on the date of exercise over the exercise price of such options. The aggregate intrinsic values in the preceding table for the options outstanding represent the total pretax intrinsic value, based on our closing stock price of $5.31 and $3.60 as of March 31, 2015 and September 30, 2014, which would have been received by the option holders had those option holders exercised their in-the-money options as of those dates. There were 3.0 million in-the-money stock options that were exercisable as of March 31, 2015.
The following table provides additional information in regards to options outstanding as of March 31, 2015:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding (in thousands)	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable (in thousands)	Weighted Average Exercise Price
$2.10 - $2.26	379	7.94	$2.11	260	$2.10
2.53	987	8.70	2.53	239	2.53
2.54 - 4.15	989	8.75	3.61	333	2.69
4.36 - 5.20	676	5.25	4.81	676	4.81
5.40 - 54.80	267	2.64	22.35	267	22.35
$2.10 - $54.80	3,298	7.43	$4.88	1,775	$6.35
Restricted Stock Units
Activity for our restricted stock award units is as follows:

	Restricted Stock Units (in thousands)	Weighted Average Grant-Date Fair Value per Share	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Restricted stock units, September 30, 2014	2,328	$2.61	0.96	$8,380
Awarded	2,355	3.77
Released	(1,415)	2.86
Forfeited	(34)	3.18
Restricted stock units, March 31, 2015	3,234	$3.34	1.51	$17,171
The aggregate intrinsic values in the preceding table for the restricted stock units outstanding represent the total pretax intrinsic value, based on our closing stock price of $5.31 and $3.60 as of March 31, 2015 and September 30, 2014, respectively. We issue restricted stock units as part of our equity incentive plans. For the six months ended March 31, 2015 and 2014, the total grant date fair value of shares vested from restricted stock unit grants was $4.0 million and $3.1 million, respectively. For the majority of restricted stock units granted, the number of shares issued on the date the restricted stock units vest is net of the minimum statutory withholding requirements that we pay in cash to the appropriate taxing authorities on behalf of our employees. The impact of such withholding totaled $1.6 million and $1.2 million for the six months ended March 31, 2015 and 2014, respectively, and the amount was recorded as settlement on restricted stock tax withholding in the accompanying unaudited consolidated statements of stockholders’ equity. Although shares withheld are not issued, they are treated as common stock repurchases in our unaudited consolidated financial statements, as they reduce the number of shares that would have been issued upon vesting.
Employee Stock Purchase Plan
Pursuant to our ESPP, eligible employees may authorize payroll deductions of up to 15% of their regular base salary subject to certain limits to purchase shares at the lower of 85% of the fair market value of the common stock on the date of the commencement of the offering or on the last day of the 6-month offering period. On January 30, 2015, 0.5 million shares were issued at a price per share of $2.50, a 15% discount to the share price on August 1, 2014, the commencement date for the purchase period that ended January 30, 2015. We recognized $0.4 million and $0.3 million of stock compensation expense under the ESPP during the six months ended March 31, 2015 and 2014, respectively. We recognized $0.2 million and $0.2 million in stock compensation expense under the ESPP during the three months ended March 31, 2015 and March 31, 2014, respectively. We determine the fair value of the ESPP awards using the Black-Scholes pricing model. Underlying assumptions used were as follows:

	Six Months Ended March 31,
	2015	2014
Expected life (in years)	0.5	0.5
Expected volatility	44.8% - 51.3%	37.1% - 50.3%
Expected dividend	—	—
Risk-free interest rate	0.05% - 0.07%	0.07% - 0.08%
NOTE 8-INCOME TAXES
The income tax expense (benefit) as a percentage of loss from operations before income taxes was 2.3% for the six months ended March 31, 2015 compared to (2.4)% for the comparable period in the prior year. Our income tax expense (benefit) is primarily impacted by foreign taxes, certain nondeductible interest and share based expenses. The income tax expense (benefit) is also impacted by the release of a portion of the valuation allowance related to certain foreign jurisdictions’ deferred tax assets as such balances were more likely than not realizable within the applicable carryforward period based on our analysis of the available positive and negative evidence.
At March 31, 2015, we had approximately $58.1 million, $27.5 million, and $119.1 million of federal, state, and foreign Net Operating Losses (“NOLs”), respectively, that can be used in future tax years. In December 2012, we issued 10.7 million shares of common stock in a public offering which resulted in a Section 382 ownership change. In general, a Section 382 ownership change occurs if there is a cumulative change in our ownership by “5%” shareholders (as defined in the Internal Revenue Code of 1986, as amended) that exceeds 50 percentage points over a rolling three-year period. An ownership change generally affects the rate at which NOLs and potentially other deferred tax assets are permitted to offset future taxable income. Of our federal NOL amount as of March 31, 2015, $25.4 million is subject to an annual Section 382 limitation of $1.4 million due to the December 2012 ownership change. Since we maintain a full valuation allowance on all of our U.S. and state deferred tax assets, the impact of the ownership change on the future realizability of our U.S. and state deferred tax assets did not result in an impact to our provision for income taxes for the three and six months ended March 31, 2015, or on our net deferred tax asset as of March 31, 2015.
In June 2013, we issued an additional 18.7 million shares of common stock in a public offering. Based on a preliminary evaluation we do not believe this offering caused another Section 382 ownership change. As additional relevant information becomes available we will update our evaluation. If an additional ownership change did occur or does occur in the future, our ability to utilize our NOL carryforwards and other deferred tax assets to offset future taxable income may be further limited and the value and recoverability of our NOLs and other deferred tax assets could be further diminished.

NOTE 9-SIGNIFICANT CUSTOMERS, CONCENTRATION OF CREDIT RISK AND GEOGRAPHIC INFORMATION
We manage and operate our business through one operating segment.
Net revenues from customers that were equal to or greater than 10% of total net revenues are as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Eastele Technology China**	*	10.6%	*	*
WPG Holdings and affiliates**	25.8%	23.0%	25.5%	23.4%
 __________________________________________________
* Less than 10% of total net revenues for period indicated.
** Distributors
Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash and accounts receivable. Cash consists of demand deposits maintained with several financial institutions, which often exceed Federal Deposit Insurance Corporation limits of $250,000. We have never experienced any losses related to these balances; however, our balances are significantly in excess of insured limits.
At March 31, 2015, there were two customers that accounted for 25.4% of accounts receivable. At September 30, 2014, there were two customers that accounted for 24.3% of accounts receivable. We believe that this concentration and the concentration of credit risk resulting from trade receivables owing from high-technology industry customers is substantially mitigated by our credit evaluation process, relatively short collection periods and maintaining an allowance for anticipated losses. We generally do not require collateral security for outstanding amounts.
Net revenues by geographic area are as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
	(in thousands)
United States	$4,972	$4,861	$10,024	$11,420
China, including Hong Kong	4,405	9,095	9,936	17,089
Taiwan	5,162	5,687	12,813	11,338
Other Asia Pacific	3,383	3,098	7,021	6,239
Europe, Middle East and Africa	2,953	2,851	5,836	6,589
Net revenues	$20,875	$25,592	$45,630	$52,675
Revenues by geographic area are based upon the country of billing. The geographic location of distributors and third-party manufacturing service providers may be different from the geographic location of the ultimate end users. We believe a substantial portion of the products billed to original equipment manufacturers (“OEMs”) and third-party manufacturing service providers in the Asia Pacific region are ultimately shipped to end-markets in the United States and Europe.
We also classify our product revenues based on our three product lines: (i) Ethernet switching; (ii) Connectivity; and (iii) Transport processing. Product revenues by product line are as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
	(in thousands)
Ethernet switching	$10,536	$11,618	$22,707	22,954
Connectivity	7,635	10,475	17,854	19,424
Transport processing	1,154	2,776	2,733	7,354
Product revenues	$19,325	$24,869	$43,294	$49,732

NOTE 10-COMMITMENTS AND CONTINGENCIES
Operating Leases and Software Licenses
We lease facilities under non-cancellable operating leases. The leases expire at various dates through fiscal year 2019 and frequently include renewal provisions for varying periods of time, provisions which require us to pay taxes, insurance, maintenance costs, or provisions for minimum rent increases. Minimum leases payments, including scheduled rent increases are recognized as rent expenses on a straight line basis over the applicable lease term. Lease incentives received are recognized as a reduction of rental expense on a straight-line basis over the term of the lease.
Software license commitments represent non-cancellable licenses of intellectual property from third‑parties used in the development of our products.
Future minimum lease payments under non-cancellable operating leases that have remaining non-cancellable lease terms in excess of one year and software licenses are as follows:

	Remaining in 2015	2016	2017	2018	2019	Thereafter	Total
	(in thousands)
Operating leases	$1,097	$1,193	$791	$687	$482	$131	$4,381
Software licenses	2,996	4,664	4,275	4,175	—	—	16,110
Total	$4,093	$5,857	$5,066	$4,862	$482	$131	$20,491
Litigation
As referenced under Note 1, on March 17, 2015, the Company entered into the Merger Agreement. Beginning on March 18, 2015 various separate class action lawsuits were filed against the Company, each of its directors, Microsemi and the Purchaser, by purported stockholders of the Company. Each of those lawsuits purports to be brought individually and on behalf of the public stockholders of the Company and alleges claims for breaches of fiduciary duties against the Company's directors in connection with the Merger and that the Company and Microsemi aided and abetted the purported breaches of fiduciary duties. Each lawsuit seeks, among other things, preliminary and permanent injunctive relief prohibiting consummation of the Merger, rescission of the Merger Agreement, damages, and an award of attorneys' fees and costs. The Company believes that it has substantial and meritorious defenses to the plaintiffs' claims in these lawsuits and intends to vigorously defend its position. In addition, although the Company has directors and officers liability insurance, the Company has incurred and anticipates that it will continue to incur significant expense within its self-insured retention under that insurance. These lawsuits were dismissed or otherwise settled by Microsemi after the consummation of the acquisition and did not have a material adverse effect on our financial position, results of operations or cash flows.
We are party to various claims and lawsuits arising in the normal course of business. We closely monitor these claims and lawsuits and frequently consult with our legal counsel to determine whether they may, when resolved have a material adverse effect on our financial position or results or operations and accrue and/or disclose loss contingencies as appropriate.
Warranty
We establish reserves for future product warranty costs that are expected to be incurred pursuant to specific warranty provisions with our customers. We generally warrant our products against defects for one year from date of shipment, with certain exceptions in which the warranty period can extend to more than one year based on contractual agreements. Our warranty reserves are established at the time of sale and updated throughout the warranty period based upon numerous factors including historical warranty return rates and expenses over various warranty periods. Historically, our warranty returns have not been material.

Intellectual Property Indemnities
We indemnify certain customers and our contract manufacturers against liability arising from third-party claims of intellectual property rights infringement related to our products. These indemnities appear in development and supply agreements with our customers as well as manufacturing service agreements with our contract manufacturers, are not limited in amount or duration and generally survive the expiration of the contract. Given that the amount of any potential liabilities related to such indemnities cannot be determined until an infringement claim has been made, we are unable to determine the maximum amount of losses that we could incur related to such indemnifications.
Guarantees and Indemnities
In the normal course of business, we are occasionally required to undertake indemnification for which we may be required to make future payments under specific circumstances. We review our exposure under such obligations no less than annually, or more frequently as required. The amount of any potential liabilities related to such obligations cannot be accurately determined until a formal claim is filed. Historically, any such amounts that become payable have not had a material negative effect our business, financial condition or results of operations. We maintain general and product liability insurance which may provide a source of recovery to us in the event of an indemnification claim.